CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A of our report dated February 11, 2019 with respect to the audited balance sheet of Gulf Chronic Care, Inc. (the Company) as of December 31, 2018 and the related statements of operations, changes in stockholders’ equity and cash flow for the period from July 10, 2018 (Inception) through December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

February 11, 2019